CENTROID CONSOLIDATED MINES CO. ANNOUNCES
                    ACQUISTION OF BIOCAL TECHNOLOGY, INC.

     Salt Lake City, Utah - July 14, 2004 - Centroid Consolidated Mines Co. ("CCMC" or the "Company") (OTCBB: CCMC) announced the completion of its acquisition of BioCal Technology, Inc. ("BioCal"), which is now a wholly-owned subsidiary of the Company. The Company's name will be changed to eGene, Inc.; and the Company will be requesting a new OTCBB symbol from the NASD to reflect this name change.

     BioCal Technology, Inc., an emerging biotech company, (www.biocal.com) is a California corporation and fits into the Life Sciences Tool company space. It uses its core technologies of capillary electrophoresis, microfluidics, liquid handling and automation, to create low cost, leading edge and novel Genotyping DNA testing tools for the biological/microbial materials and life sciences testing industries. BioCal's strategy is to deliver applications and tools to these industries that it believes will have immediate commercial relevance. Its DNA HDA-GT12 system detects, quantifies, identifies and characterizes biological organisms, and automates routine and non-routine laboratory and industrial procedures critical to productivity.

     BioCal is currently addressing the relevant Genotyping applications in the major market segments of Research, Development and Genetic Testing Labs; Medical Schools; Research Hospitals; and Food, which is the largest of the industrial microbiology markets, with powerful drivers of food safety and food quality. BioCal believes that its products and technologies are uniquely capable of addressing these markets in a number of ways. For example, with the recent advances in genomics research and genomic testing, there is an urgent and increased industry need for deskilled, high-throughput, low cost Genotyping tools for DNA fragment experimentation and testing. Products such as its Genotyping DNA HDA-GT12 system for high-throughput DNA fragment analysis directly address this need by integrating and automating the multiple steps required by traditional gel electrophoresis experiments which is labor-intensive, often highly dependent on operator technique, time-consuming, slow, and often a subjective process that can take days.

     BioCal is developing three channels of distribution for its products: direct to customers, indirect through our international network of distributors, and through its at this stage early and developing original equipment manufacturer ("OEM") channels.

     BioCal is aiming for leadership position in low cost microfluidic capillary electrophoresis technologies. It believes its DNA HDA-GT12 systems can integrate the capabilities and reduce the size of laboratories full of equipment and people through miniaturizing, integrating and automating many laboratory processes and putting them on our system.

     This Press Release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, other applicable regulations and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent 10-KSB Annual Report for the fiscal year ended December 31, 2004, and its 10-QSB Quarterly Report for the quarter ended June 30, 2004. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

Contact:

Udo Henseler Ph.D.
CEO
BioCal Technology Inc.
1920 E. Katella Ave., Suite O
Orange, CA 92867 USA
www.Biocal.com
udo.biocal@ix.netcom.com
Land line California: (714) 639-2124